Exhibit 99.1

Vicuron Pharmaceuticals Announces Pricing of $70.8 Million Public Offering

KING OF PRUSSIA, PA., September 30, 2004 – Vicuron Pharmaceuticals Inc. (Nasdaq and Nuovo Mercato: MICU), today announced that it has priced a public offering of 4,800,000 shares of its common stock at $14.75 per share, for a total offering price of approximately $70.8 million. Vicuron has granted the underwriter an option, exercisable for 30 days, to purchase up to 720,000 additional shares of its newly issued common stock to cover over-allotments, if any.

Morgan Stanley is acting as the sole underwriter of the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities. The offering is being made solely by means of a prospectus dated March 15, 2004 and the accompanying prospectus supplement dated September 29, 2004. There shall not be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Copies of the prospectus and prospectus supplement relating to the public offering may be obtained from Morgan Stanley, Attention: Prospectus Department, 1585 Broadway, New York, New York, 10036, telephone (212) 761-6775.

About Vicuron

Vicuron Pharmaceuticals is a biopharmaceutical company focused on discovering, developing, manufacturing and commercializing vital medicine for seriously ill patients.

Forward-Looking Statements

This news release contains forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond Vicuron’s control. Vicuron faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including the possibilities that the above-mentioned public offering may be delayed or cancelled, that clinical trials and the results thereof might be delayed or unsuccessful, that the timing of the filing of any new drug application or any amendment to a new drug application might be delayed, that clinical trials might indicate that a product candidate is unsafe or ineffective, that the FDA might require additional information to be submitted and additional actions to be taken before it will make any decision, that any filed new drug application may not be approved by the FDA, that ongoing proprietary and collaborative research might not occur or yield useful results, that a third party may not be willing to license our product candidates on terms acceptable to us or at all, that competitors might develop superior substitutes for Vicuron’s products or market these competitive products more effectively, that a sales force may not be developed as contemplated and that one or more of Vicuron’s product candidates may not be commercialized successfully. The reports that Vicuron files with the U.S. Securities and Exchange Commission contain a fuller description of these and many other risks to which Vicuron is subject. Because of those risks, Vicuron’s actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statement. The information set forth in this news release represents management’s current expectations and intentions. Vicuron assumes no responsibility to issue updates to the forward-looking matters discussed in this news release.

Contacts:

Dov A. Goldstein, M.D. of Vicuron Pharmaceuticals Inc., +1-610-205-2312, or dgoldstein@vicuron.com; or Hala Bashir of WeissComm Partners, +1-212-204-2080, or Hala@weisscommpartners.com, or Aline Schimmel of Burns McClellan Inc., +1-212-213-0006, or aschimmel@burnsmc.com, both for Vicuron Pharmaceuticals Inc.